ERNST & YOUNG LLP                     Suite 3400             Phone: 515 243 2727
                                      801 Grand Avenue
                                      Des Moines, Iowa 50309-2764



                         Consent of Independent Auditors


We consent to the reference to our firm under the captions "Financial Statements" in the Prospectuses in Part A and in Part B and to the incorporation by reference in Part B of our report dated January 22, 1999 on the financial statements and the financial highlights of Principal Variable Contracts Fund, Inc. in this Post Effective Amendment No. 44 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 02-35570) and related Prospectuses of Principal Variable Contracts Fund, Inc.


/s/ Ernst & Young LLP


Des Moines, Iowa
April 19, 1999




Ernst & Young LLP is a member of Ernst & Young International, Ltd.